UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2009

DREW INDUSTRIES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-13646	13-3250533
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 Mamaroneck Avenue, White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(914) 428-9098

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This amendment amends the original Form 8-K filed November 19, 2008 to include the final written agreement referred to therein and to summarize the final compensation and benefits arrangement between Registrant and Leigh J. Abrams, its former President and Chief Executive Officer:

Pursuant to the Agreement, for the period January 1, 2009 through March 31, 2011, Mr. Abrams will receive for 2009, (a) base salary of $400,000, plus (b) with respect to our 2009 results of operations, incentive compensation equal to 85% of the amount (the “Formula Payment”) that would have been paid to Mr. Abrams by applying the incentive compensation formula in effect for him for 2008, subject to adjustment consistent with prior years for acquisitions consummated since January 1, 2008.  For 2010, and on a pro-rata basis for the first quarter of 2011, Mr. Abrams will receive (a) base salary of $400,000, plus (b) with respect to our 2010 and first-quarter 2011 results of operations on a pro-rata basis, incentive compensation equal to 75% of the Formula Payment, subject to adjustment consistent with prior years for acquisitions consummated since January 1, 2008. Commencing January 1, 2011, and continuing for the period during which Mr. Abrams serves as Chairman of the Board, Mr. Abrams will receive compensation as Chairman of the Board of Directors, consistent with our past practices, and long-term non-qualified stock options as the Compensation Committee determines.  For each of calendar years 2009 through 2013, Mr. Abrams will receive personal benefits in substantially the same nature and amount as provided to him during his tenure as President and Chief Executive Officer, which we estimate will cost approximately $100,000 annually.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

10(iii)(A).	Executive Compensation and Benefits Agreement between Registrant and Leigh J. Abrams, dated April 6, 2009.

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED
(Registrant)

By:	/s/ Joseph S. Giordano III
Joseph S. Giordano III
Chief Financial Officer and Treasurer

Dated: April 7, 2009